                                                                    Exhibit 11.2
                          LONG ISLAND LIGHTING COMPANY
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                         AND PREFERRED STOCK DIVIDENDS
                           (In thousands of Dollars)

                                        Twelve Months                      For the Year Ended December 31,
                                            Ended           ---------------------------------------------------------------
                                       March 31, 1995       1994           1993         1992           1991            1990
                                       --------------       ----           ----         ----           ----            ----
Net Income/(Loss)
   per Statement of Income                $302,532        $301,852       $296,563     $301,974       $305,538        $319,637 a

Less:
   Equity in earnings/loss of less
     than 50% owned subsidiary
     companies                                 131              89             77           93             87              86

Add:
   Distributed income of less
     than 50% owned subsidiary
     companies                                 117             117             58           87             58              58
                                          --------        --------     ----------     --------     ----------      ----------
                                           302,518         301,880        296,544      301,968        305,509         319,609

Add:
   Federal income tax                      178,898         176,712        172,276      160,962        181,653         183,281

   Appropriate portion of rentals            4,701           4,295          4,552        3,504          2,751           2,343

   Interest on long term-debt              428,032         437,751        466,538      450,621        472,974         467,700

   Other interest and amortizations         61,711          62,433         67,582       62,165         50,881          40,610
                                          --------        --------     ----------     --------     ----------      ----------
  Net Income/(Loss) as adjusted           $975,860        $983,071     $1,007,492     $979,220     $1,013,768      $1,013,543 a
                                          ========        ========     ==========     ========     ==========      ==========

Fixed Charges:

   Appropriate portion of rentals           $4,701          $4,295         $4,552       $3,504         $2,751          $2,343

   Interest on long term-debt              428,032         437,751        466,538      450,621        472,974         467,700

   Other interest and amortizations         61,711          62,433         67,582       62,165         50,881          40,610

   Preferred stock dividend
     requirements                           52,920          53,020         56,108       63,954         66,394          68,161

   Tax effect for preferred stock
     dividend requirements                  31,294          31,045         32,600       34,090         39,481          39,078
                                          --------        --------     ----------     --------     ----------      ----------
           Total                          $578,658        $588,544       $627,380     $614,334       $632,481        $617,892
                                          ========        ========     ==========     ========     ==========      ==========

Ratio of earnings to combined
   fixed charges and preferred
   stock dividends                            1.69            1.67           1.61         1.59           1.60            1.64

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a    Before cumulative effect of accounting change for unbilled gas revenue.